EXHIBIT 11
                         J. BAKER, INC. AND SUBSIDIARIES

                  Computation of Net Earnings Per Common Share*
                                   (Unaudited)

                                                                        Quarters Ended                    Nine Months Ended
                                                                        --------------                    -----------------
                                                             October 28,           October 30,       October 28,      October 30,
                                                                2000                  1999              2000             1999
                                                                ----                  ----              ----             ----

Numerator for earnings (loss) per common share calculation:
Earnings from continuing operations,
     basic and diluted                                   $    1,111,907          $  1,019,113     $   5,095,721      $   4,091,176
                                                           ============           ===========      ============        ===========
Earnings (loss) from discontinued operations,
     basic and diluted                                   $  (26,221,000)         $    410,242     $ (25,200,060)     $   1,692,197
                                                           ============           ===========      ============        ===========


Denominator for earnings (loss) per common share calculation:

Weighted average common shares:

 Basic                                                       14,068,341            14,066,729        14,067,850         14,065,628

Effect of dilutive securities:
     Stock options, warrants and performance
           share awards                                          97,895               525,936           257,802            293,595
                                                           ------------          ------------      ------------        -----------

 Diluted                                                     14,166,236            14,592,665        14,325,652         14,359,223
                                                             ==========            ==========        ==========         ==========
Earnings (loss) per common share, basic
     Continuing operations                               $         0.08          $       0.07     $        0.36      $        0.29
     Discontinued operations                                      (1.86)                 0.03             (1.79)              0.12
                                                          -------------           -----------      ------------       ------------

Earnings (loss) per common share, basic              $        (1.78)         $       0.10     $       (1.43)     $        0.41
                                                          =============           ===========      ============       ============

Earnings (loss) per common share, diluted
     Continuing operations                               $         0.08          $       0.07     $        0.36      $        0.28
     Discontinued operations                                      (1.85)                 0.03             (1.76)              0.12
                                                          -------------           -----------      ------------       ------------

Earnings (loss) per common share, diluted            $        (1.77)         $       0.10     $       (1.40)     $        0.40
                                                          =============           ===========      ============       ============













* This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K.